As filed with the Securities and Exchange Commission on December 7, 2004
Registration No. 333-120643

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Frontier Oil Corporation*

(Exact name of registrant as specified in its charter)

Wyoming	2911	74-1895085
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 (Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)	Julie H. Edwards
Executive Vice President — Finance and Administration
Chief Financial Officer
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411
(713) 688-9600
(Name, address, including ZIP Code, and telephone number,
including area code, of agent for service)

Copy To:

Robert V. Jewell, Esq.

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

*	Includes certain subsidiaries of Frontier Oil Corporation identified on the following page.

    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

	(State or Other	(Primary Standard
	Jurisdiction of	Industrial	(I.R.S. Employer
(Exact Name of Additional Registrant	Incorporation or	Classification Code	Identification
as Specified in its Charter)(1)	Organization)	Number)	Number)

Frontier Oil and Refining Company	Delaware	2911	84-1018461
Frontier Refining & Marketing Inc.	Delaware	2911	22-2899938
Frontier Holdings Inc.	Delaware	2911	13-3504072
Frontier Refining Inc.	Delaware	2911	22-2899378
Frontier El Dorado Refining Company	Delaware	2911	91-2002334
Frontier Pipeline Inc.	Delaware	2911	93-1023412

(1)	The address for each subsidiary guarantor registrant is 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Our Restated Articles of Incorporation, as amended, provide that we shall indemnify, in the manner and to the full extent authorized by law (as now in effect or later amended), any person who was, is or may be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of Frontier, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, proceeding or investigation, and judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. They further provide that the termination of any action, suit, proceeding or investigation by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      Section 17-16-851(d) of the Wyoming Business Corporation Act provides that unless ordered to do so by a court, a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met certain standards of conduct; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled. Section 17-16-852 of the Wyoming Business Corporation Act provides for mandatory indemnification of a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director, against reasonable expenses incurred in connection with the proceeding. Section 17-16-856 of the Wyoming Business Corporation Act provides that an officer may be indemnified to the same extent as a director, and if he is not also a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract; however, officers may not be indemnified for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding.

      Our Restated Articles of Incorporation, as amended, also provide that expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by us in advance of the final disposition of the action, suit or proceeding. Section 17-16-853 of the Wyoming Business Corporation Act states that a corporation may advance reasonable expenses if the person incurring such expenses delivers to the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct and a written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification and it is ultimately determined that he has not met the applicable standard of conduct.

      In addition, our Restated Articles of Incorporation, as amended, provide that we may purchase and maintain insurance providing coverage for any person who is or was a director, officer, employee or agent of Frontier, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity or arising out of his status, whether or not we would have the power to indemnify him under the provisions of our Restated Articles of Incorporation, as amended. This provision is generally consistent with Section 17-16-857 of the Wyoming Business Corporation Act.

      We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors and officers.

      The certificates of incorporation, as amended and/or restated (if applicable), of Frontier Holdings Inc., Frontier Refining & Marketing Inc., Frontier Refining Inc., Frontier Pipeline Inc., and Frontier El Dorado Refining Company each provide that the corporation shall, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify directors and officers of the corporation. The bylaws of each of the guarantors provide for the indemnification of officers and directors of the corporation to the fullest extent permitted by Delaware law.

      Each of the guarantors is authorized by Section 145(a) of the Delaware General Corporation Law, or DGCL, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Under Section 145(b) of the DGCL, a corporation may indemnify any person in an action by or in the right of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation.

      Pursuant to Section 145(c) of the DGCL, if a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify that person against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection with their defense. Section 145(d) of the DGCL provides that unless ordered by a court, any indemnification can be made only after a determination that indemnification of a person is proper because that person has met the applicable standard of conduct.

      DGCL Section 145(e) provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by a corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified. The bylaws of Frontier Holdings Inc., Frontier Refining & Marketing Inc., Frontier Refining Inc., and Frontier Pipeline Inc. provide for the advancement of expenses. The certificate of incorporation and bylaws of Frontier El Dorado Refining Company provide for the advancement of expenses.

      Under Section 145(g) of the DGCL, a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL. The bylaws of Frontier Holdings Inc., Frontier Refining & Marketing Inc., Frontier Refining Inc., and Frontier Pipeline Inc., and the certificate of incorporation of Frontier El Dorado Refining Company, provide that each respective corporation may purchase and maintain such insurance. The bylaws of Frontier Oil and Refining Company provide that the corporation must purchase and maintain such insurance provided that it is available at a reasonable cost.

      Policies of insurance are maintained by each of the guarantors under which their directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

      The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated by reference:

Exhibit
Number		Description of Exhibits

3	.1.1†	Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated August 5, 1987.
3	.1.2†	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated June 14, 1988.
3	.1.3†	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 24, 1992.
3	.1.4†	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 27, 1998.
3	.2.1	Fourth Restated Bylaws of Wainoco Oil Corporation (now Frontier Oil Corporation), as amended through February 20, 1992 (incorporated by reference to Exhibit 3.2 to Wainoco Oil Corporation’s Annual Report on Form 10-K filed on March 10, 1993).
4.1		Forms of Global Notes of Frontier Oil Corporation (included in Exhibit 4.3).
4.2		Indenture, dated as of November 12, 1999, between Frontier Oil Corporation and Chase Bank of Texas, National Association, as trustee, relating to Frontier Oil Corporation’s 11 3/4% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Current Report on Form 8-K filed on November 19, 1999).
4.3		Indenture, dated as of October 1, 2004, among Frontier Oil Corporation, as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, relating to Frontier Oil Corporation’s 6.625% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Current Report on Form 8-K filed on October 4, 2004).
4.4		Registration Rights Agreement, dated as of October 1, 2004, among Frontier Oil Corporation, each of the guarantors party thereto, Bear, Stearns & Co. Inc., BNP Paribas Securities Corp. and TD Securities (USA) Inc. (incorporated by reference to Exhibit 4.2 to Frontier Oil Corporation’s Current Report on Form 8-K filed on October 4, 2004).
5	.1*	Opinion of Andrews Kurth LLP regarding the validity of the securities registered hereby.
5	.2*	Opinion of Brown, Drew & Massey, LLP regarding the validity of the exchange notes.
12	.1†	Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2*	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
23	.3*	Consent of Brown, Drew & Massey, LLP (included in Exhibit 5.2).
24	.1†	Powers of Attorney.
25	.1†	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A. to act as trustee under the Indenture.
99	.1†	Form of Letter of Transmittal.
99	.2†	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.3†	Form of Notice of Guaranteed Delivery.
99	.4†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

Exhibit
Number		Description of Exhibits

99	.5†	Form of Letter to Clients.
99	.6†	Form of Exchange Agreement.

*	Filed herewith.

†	Previously filed.

      (b) Financial Statement Schedules. Incorporated by reference to our Current Report on Form 8-K, filed November 19, 2004.

Item 22.	Undertakings

      Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a) and 1(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 7th day of December, 2004.

FRONTIER OIL CORPORATION

By:	/s/ JULIE H. EDWARDS

Name: Julie H. Edwards

Title:	Executive Vice President —

Finance and Administration

and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities indicated on the 7th day of December, 2004:

Signature		Title

* James R. Gibbs		Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)

* T. Michael Dossey		Director

/s/ JULIE H. EDWARDS Julie H. Edwards		Executive Vice President — Finance and Administration Chief Financial Officer (Principal Financial Officer)

* James H. Lee		Director

* Nancy J. Zupan		Vice President — Controller (Principal Accounting Officer)

* Paul B. Loyd, Jr.		Director

* Douglas Y. Bech		Director

* Carl W. Schafer		Director

* G. Clyde Buck		Director

*By:	/s/ JULIE H. EDWARDS Julie H. Edwards Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 7th day of December, 2004.

FRONTIER OIL AND REFINING COMPANY
FRONTIER REFINING & MARKETING INC.
FRONTIER HOLDINGS INC.
FRONTIER REFINING INC.
FRONTIER EL DORADO REFINING COMPANY
FRONTIER PIPELINE INC.

By:	/s/ JULIE H. EDWARDS

Name: Julie H. Edwards

Title:	Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities indicated on the 7th day of December, 2004:

Signature		Title

* James R. Gibbs		Chief Executive Officer and Director of each of the additional registrants listed directly above (Principal Executive Officer)

/s/ JULIE H. EDWARDS Julie H. Edwards		Chief Financial Officer and Director of each of the additional registrants listed directly above (Principal Financial and Accounting Officer)

* W. Reed Williams		Director of each of the additional registrants listed directly above

*By:	/s/ JULIE H. EDWARDS Julie H. Edwards Attorney-in-Fact

EXHIBIT INDEX

      The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated by reference:

Exhibit
Number		Description of Exhibits

3	.1.1†	Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated August 5, 1987.
3	.1.2†	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated June 14, 1988.
3	.1.3†	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 24, 1992.
3	.1.4†	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 27, 1998.
3	.2.1	Fourth Restated Bylaws of Wainoco Oil Corporation (now Frontier Oil Corporation), as amended through February 20, 1992 (incorporated by reference to Exhibit 3.2 to Wainoco Oil Corporation’s Annual Report on Form 10-K filed on March 10, 1993).
4.1		Forms of Global Notes of Frontier Oil Corporation (included in Exhibit 4.3).
4.2		Indenture, dated as of November 12, 1999, between Frontier Oil Corporation and Chase Bank of Texas, National Association, as trustee, relating to Frontier Oil Corporation’s 11 3/4% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Current Report on Form 8-K filed on November 19, 1999).
4.3		Indenture, dated as of October 1, 2004, among Frontier Oil Corporation, as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, relating to Frontier Oil Corporation’s 6.625% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Current Report on Form 8-K filed on October 4, 2004).
4.4		Registration Rights Agreement, dated as of October 1, 2004, among Frontier Oil Corporation, each of the guarantors party thereto, Bear, Stearns & Co. Inc., BNP Paribas Securities Corp. and TD Securities (USA) Inc. (incorporated by reference to Exhibit 4.2 to Frontier Oil Corporation’s Current Report on Form 8-K filed on October 4, 2004).
5	.1*	Opinion of Andrews Kurth LLP regarding the validity of the securities registered hereby.
5	.2*	Opinion of Brown, Drew & Massey, LLP regarding the validity of the exchange notes.
12	.1†	Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2*	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
23	.3*	Consent of Brown, Drew & Massey, LLP (included in Exhibit 5.2).
24	.1†	Powers of Attorney.
25	.1†	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A. to act as trustee under the Indenture.
99	.1†	Form of Letter of Transmittal.
99	.2†	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.3†	Form of Notice of Guaranteed Delivery.
99	.4†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.5†	Form of Letter to Clients.
99	.6†	Form of Exchange Agreement.

*	Filed herewith.

†	Previously filed.